EX-99.4d





                     EARNINGS PROTECTION BENEFIT ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached. The terms of the Contract also apply to this Endorsement except as they are changed by the terms of this Endorsement. The Contract is endorsed as stated below.

1.   The following language is added to the CONTRACT DATA PAGE:

     Earnings Protection            On an annual basis, this charge equals 0.20%
     Benefit Charge:                of the daily net asset value of the
                                    Portfolios.

2.   The following language is added to the DEATH BENEFIT PROVISIONS:

     Earnings Protection Benefit. In addition to the Death Benefit as previously described, the Earnings Protection Benefit, if selected by the Owner, will be paid upon the death of the Owner. This Earnings Protection Benefit will be calculated as (A-B) x C, where:

A = the sum of the Separate Account Contract Value, the Guaranteed Account Contract Value, and the sum of the Indexed Fixed Option Minimum Values.

B =      all Premium, adjusted for withdrawals.

C = .40 (for Owner's ages 0-69 on the Issue Date) or .25 (for Owner's ages 70-75 on the Issue Date).

     The value of (A-B) is limited to or "capped" at 100% of Premium paid to the Contract (excluding subsequent Premium paid in the 12 months prior to the date of the Owner's death), adjusted for any withdrawals. In the event that the value of (A-B) is a negative number, the Earnings Protection Benefit will be zero.

     In  the  event  the  Contract  is  continued   under  the  Special  Spousal
     Continuation Option, the Earnings Protection Benefit upon the death of Your spouse will be calculated as (A-B) x C, where:

A = the sum of the Separate Account Contract Value, the Guaranteed Account Contract Value, and the sum of the Indexed Fixed Option Minimum Values.

B = The Contract Value after application of any Continuation Adjustment plus any subsequent Premium, adjusted for withdrawals.

C = .40 (for spouse's ages 0-69 on the Continuation Date) or .25 (for spouse's ages 70-75 on the Continuation Date), or 0 (for spouse's ages 76 and greater on the Continuation Date).



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     The value of (A-B) is limited to or "capped" at 100% of Premium paid to the
     Contract (excluding subsequent Premium paid in the 12 months prior to the date of Your spouse's death and Premium paid prior to the Continuation
     Date), adjusted for any withdrawals. In the event that the value of (A-B) is a negative number, the Earnings Protection Benefit will be zero.

This Endorsement is effective as of the Issue Date of the Contract to which this Endorsement is attached.

The Owner agrees that this Earnings Protection Benefit has been selected at the time of application for the Contract, and cannot be cancelled at any time or for any reason while the Contract is in force, regardless of whether the ownership of the Contract has been transferred or changed in any way, including the election of the Special Spousal Continuation Option.